Exhibit 99.1
------------

April 24, 2003

FOR IMMEDIATE RELEASE
---------------------

                      MONTEREY BAY BANCORP, INC. ANNOUNCES:

                           FIRST QUARTER 2003 RESULTS;
              RECORD LEVELS OF LOANS, ASSETS, DEPOSITS, AND INCOME


                                                       Common Stock Symbol: MBBC
                                                          NASDAQ National Market


         Watsonville, CA. April 24, 2003. Monterey Bay Bancorp, Inc. ("Company"), the holding company for Monterey Bay Bank ("Bank"), today reported net income of $1.84 million, equivalent to $0.52 diluted earnings per share, for the quarter ended March 31, 2003, compared to net income of $1.21 million, or $0.35 diluted earnings per share, for the same period in 2002. Net income during the quarter ended December 31, 2002 (the immediately preceding quarter) was $1.62 million, equivalent to $0.46 diluted earnings per share. The earnings for the first quarter of 2003 were the highest of any quarter in the Company's history.

         As announced on April 8, 2003, the Company has executed a definitive agreement and plan of merger with Union Bank of California and UnionBanCal Corporation, the holding company for Union Bank of California, to merge the Company into Union Bank of California subject to the terms of the agreement and following the receipt of regulatory approvals and an affirmative vote by the Company's stockholders.

         The Company will hold its previously announced annual meeting of stockholders on Thursday, May 22, 2003 at 9:00 AM Pacific Time in Watsonville. Proxy statements for this annual meeting were distributed on April 11, 2003 to stockholders as of March 26, 2003, the Record Date for the annual meeting. A separate special meeting of stockholders will be called later in 2003 for stockholders to vote on the proposed merger.

         First quarter results were favorably impacted by the continued implementation of the Company's strategic plan to transform the Bank into a community commercial bank with a focus on relationship banking and strong commitment to community involvement. First quarter results were also affected by several non-recurring items:

o a $114 thousand gain on sale of the Company's one foreclosed property held at December 31, 2002

o a total of $192 thousand in one-time personnel expenses associated with the adoption of certain non-qualified benefits during the first quarter of 2003 and a special bonus, approved by the Board of Directors, issued to the Chief Executive Officer

         In addition, first quarter 2003 results were favorably impacted by record mortgage banking income and by the first full quarter of income from the Company's recent investment in bank owned life insurance.

Monterey Bay Bancorp, Inc.                                                Page 2
Press Release
April 24, 2003


         Return on average total assets (annualized) ("ROA") increased from 0.90% for the first quarter of 2002 to 1.20% for the first quarter of 2003. ROA was 1.11% for the fourth quarter of 2002. Return on average stockholders' equity (annualized) ("ROE") improved from 9.37% for the first quarter of 2002 to 12.73% for the first quarter of 2003. ROE was 11.64% for the fourth quarter of 2002. At March 31, 2003, the Company had record levels of loans, assets, deposits, and stockholders' equity. Tangible book value per share increased from $16.00 at December 31, 2002 to $16.64 at March 31, 2003.

         During the first quarter of 2003, the Company continued the implementation of its strategic plan of transforming the Bank into a community focused commercial bank serving the financial needs of individuals, families, local organizations, and businesses. Key accomplishments during the first quarter included:

o    growth in net loans held for investment

o significant progress in shifting the composition of the loan and deposit portfolios

o    continued improvement in the Company's efficiency ratio

o    maintenance of strong credit quality

         Net interest income increased from $5.4 million during the first quarter of 2002 to $6.2 million during the first quarter of 2003. This increase resulted from both expanded spreads and growth in the average balances of interest earning assets and liabilities. The Company's ratio of net interest income to average total assets was 4.02% for the first quarter of 2003, up from 3.98% for the same period in 2002. The Company's net interest margin increased more significantly, rising from 4.19% during the first quarter of 2002 to 4.27% during the first quarter of 2003. The Company's purchase of $9.0 million in bank owned life insurance during the fourth quarter of 2002 moderated the improvement in the ratio of net interest income to average total assets. The increased net interest income during the first quarter of 2003 in part stemmed from the Bank's continued implementation of its strategic plan, which incorporates a higher ratio of loans to total assets, a smaller percentage of total loans being comprised of residential mortgages, and transaction accounts constituting a greater portion of total deposits.

         The Company recorded a $325 thousand provision for loan losses during both the first quarter of 2003 and 2002. The Company's ratio of loan loss reserves to total loans was 1.54% at both March 31, 2003 and December 31, 2002, and was 1.46% at March 31, 2002. Factors contributing to the level of the Company's provision for loan losses during the first quarter of 2003 included:

o the continued shift in the Company's loan mix away from its historic concentration in residential mortgages

o a $58 thousand increase in the specific reserve for a loan secured by a hotel / resort within the Company's primary market area, as subsequently discussed

o    $51 thousand in net charge-offs during the first quarter of 2003

Monterey Bay Bancorp, Inc.                                                Page 3
Press Release
April 24, 2003


         Non-performing loans increased from $2.6 million at December 31, 2002 to $2.9 million at March 31, 2003 due to the Company's restructuring $342 thousand in loans to a commercial banking customer. This customer, located in the Company's primary market area, recently made significant capital investments to support the long term growth of the business, and in so doing experienced reduced liquidity. In conjunction with the restructure, the Company obtained additional real estate collateral.

         Non-accrual loans were $2.6 million at both March 31, 2003 and December 31, 2002. Non-accrual loans at March 31, 2003 included a $2.3 million commercial real estate mortgage. This credit is a participation loan where the Bank is not the lead financial institution. The loan is secured by a first deed of trust on a hotel / resort located within the Company's primary market area and by a first deed of trust on a residential lot located in California. The borrowers are directly personally indebted. The hotel / resort has experienced limited cash flow, and has been adversely impacted by the decline in tourism and travel during the past two years.

         At March 31, 2003, the Company maintained a $520 thousand specific reserve for this hotel / resort loan, based upon estimated net proceeds following foreclosure and sale. This specific reserve increased from $462 thousand at December 31, 2002 due to the borrower's failure to pay all real estate taxes when due. Although the loan was current in its payments at March 31, 2003, the Company continues to maintain the loan on non-accrual status due to concern about the future net cash flow of the hotel / resort, particularly in light of the status of the economy, the tourism industry, and the outlook for business travel activity. These factors also create particular volatility in the market value of the hotel / resort.

         Non-accrual loans at March 31, 2003 also included:

o    a residential mortgage with a principal balance of $199 thousand

o    a $129 thousand loan secured by a first deed of trust on residential land

         The $199 thousand residential mortgage fully reinstated during the first quarter of 2003, but was maintained on non-accrual status at March 31, 2003 because of prior chronic delinquency. The $129 thousand loan secured by residential land was paid off in full early in the second quarter of 2003.

         At December 31, 2002, the Company had one foreclosed property with a book value of $846 thousand. This property was a custom single family home that was sold during the first quarter of 2003, with the Company realizing a $114 thousand gain on sale. The Company owned no real estate acquired via foreclosure at March 31, 2003.

         Non-interest income totaled $835 thousand during the first quarter of 2003, comparing favorably to $512 thousand for the same period in 2002.

Monterey Bay Bancorp, Inc.                                                Page 4
Press Release
April 24, 2003


         Customer service charge income increased from $351 thousand during the first quarter of 2002 to $394 thousand during the same period in 2003. The rise primarily resulted from increased charges on deposit accounts and higher debit card income. The Company has conducted an ongoing debit card education and sales campaign in recent quarters to foster increased customer utilization of this convenient and flexible service.

         Gains on the sale of loans were $123 thousand during the first quarter of 2003, up from $27 thousand during the first quarter of 2002. Mortgage banking income during the first quarter of 2003 benefited from the historically low interest rate environment and a high general level of mortgage refinance activity. Beginning in 2003, the Company commenced offering a greater variety of residential mortgages under an expanded relationship with a secondary market conduit. This expansion was pursued in light of the Company's desire to continue reducing the percentage of total loans held for investment comprised of residential mortgages while at the same time continuing to meet the home financing needs of its local communities. The Company anticipates continued favorable results from its mortgage banking operations during the second quarter of 2003 based upon its pipeline at March 31, 2003 and the continued availability of fifteen and thirty year fixed rate residential loans at rates below 6.00%.

         Income from bank owned life insurance was $113 thousand during the first quarter of 2003, following the Bank's initial investment in December 2002.

         Commissions from the sale of non-FDIC insured investment products were $28 thousand during the first quarter of 2003, down from $41 thousand during the first quarter of 2002. The capital markets environment, particularly the weak equity markets, and the Company's continuing vacancies for licensed investment sales representatives constrained this source of income.

         Loan servicing income totaled $12 thousand during the three months ended March 31, 2003, down from $14 thousand during the same period in 2002. The Company continues to sell the vast majority of its long term, fixed rate residential loan production into the secondary market on a servicing released basis, and purchases more interest rate sensitive loans as part of its interest rate risk management program. As a result, the portfolio of loans serviced for others continues to decline as loans pay off. At March 31, 2003, the Company serviced $31.4 million in various types of loans for other investors, down from $35.3 million at December 31, 2002 and $37.3 million at March 31, 2002. The Company maintained loan servicing assets of $31 thousand at March 31, 2003, and is thus limited in its exposure of loan servicing income to the accelerated loan prepayment speeds now occurring as a result of the low interest rate environment and high volume of residential mortgage refinance activity.

         Gain on sale of mortgage backed securities declined from $43 thousand during the first quarter of 2002 to $1 thousand during the first quarter of 2003. The Company sold one $494 thousand par value Agency collateralized mortgage obligation ("CMO") during the first quarter of 2003, compared to one $2.7 million par value private label CMO during the first quarter of 2002. The sale in first quarter of 2003 was associated with the Bank's management of its collateral for certain deposits, while the sale in the first quarter of 2002 was in conjunction with the Company's interest rate risk management program. Although the market value of many of the Company's mortgage backed securities exceeded historic carrying cost during the first quarter of 2003, the Company retained the securities as a means of generating net interest income.

Monterey Bay Bancorp, Inc.                                                Page 5
Press Release
April 24, 2003


         Non-interest expense rose from $3.5 million in the first quarter of 2002 to $3.6 million in the first quarter of 2003 primarily due to increased compensation and employee benefit costs. Compensation and employee benefits costs were higher due to:

o one-time costs totaling $152 thousand associated with the adoption of certain non-qualified benefits for the Chief Executive Officer and the Chief Financial Officer

o    recurring   costs  of  $30   thousand   associated   with  the  accrual  of
     non-qualified retirement benefits obligations that were created during the first quarter of 2003

o higher costs for the Bank's Employee Stock Ownership Plan due to the greater average market price of the Company's common stock

o greater base salary costs associated with staff additions and changes in support of the Company's strategic plan, particularly in the Company's income property lending and retail banking functions

o increased expenses for worker's compensation insurance, which is a general problem faced by businesses in the State of California

         Deposit insurance premiums decreased from $51 thousand during the first quarter of 2002 to $19 thousand during the same period in 2003, despite the expansion in the Company's deposit portfolio. The decline resulted from an adjustment in the Company's insurance premium rate effective July 1, 2002.

         Advertising and promotion costs totaled $37 thousand during the first quarter of 2003, down from $81 thousand during the same period in the prior year. Advertising expenses during the first quarter of 2003 were concentrated in print advertising for consumer deposits. Advertising expenses were higher in the first quarter of 2002 in conjunction with a radio campaign that focused upon communicating the Bank's expanded product line.

         Other non-interest expense decreased from $412 thousand during the first quarter of 2002 to $333 thousand during the first quarter of 2003. Over the past year, the Company has implemented a number of expense control and efficiency initiatives that moderated various operating costs. In addition, costs were lower in the first quarter of 2003 than during the first quarter of 2002 for consulting, recruiting, and temporary labor expenses.

         In conjunction with the Company's strategic plan, the Company's employees and Directors enhanced the Bank's visibility during the first quarter of 2003 by their extensive participation in a significant number of community events and organizations. As just one example, the Company fielded seven four-person teams to raise money for a community organization committed to helping disadvantaged children in Santa Cruz County. In the second quarter of 2003, the Company plans to extensively participate in the Human Race Walkathon in both Santa Cruz and Monterey Counties, raising funds for local charities.

         The Company's effective book tax rate during the first quarter of 2003 was 40.0%, compared to 41.8% during the same period the prior year. The Company's effective book tax rate is expected to be moderated in 2003 by the dividends earned on bank owned life insurance. These dividends are not subject to normal Federal and State income tax.

Monterey Bay Bancorp, Inc.                                                Page 6
Press Release
April 24, 2003


         The Company's efficiency ratio improved from 59.13% during the first quarter of 2002 to 51.67% during the first quarter of 2003. The improvement in this ratio primarily stemmed from the expansion in the Company's net interest margin, efficiency improvements implemented, and by the historically strong level of non-interest income generated during the first quarter of 2003.

         Total assets increased from $609.7 million at December 31, 2002 to a record $625.8 million at March 31, 2003.

         Cash and cash equivalents decreased from $11.4 million at December 31, 2002 to $9.8 million at March 31, 2003 due to the use of cash equivalents to fund expansions in the security and loan portfolios.

         Investment and mortgage backed securities increased from $44.5 million at December 31, 2002 to $47.3 million at March 31, 2003. The Company purchased Agency issued, AAA rated CMO's and balloon mortgage backed securities during the first quarter of 2003 to serve as collateral for certain deposits, invest available liquidity, and more effectively utilize the Company's capital position. The Company owned two corporate bonds at March 31, 2003, both of which were variable rate, trust preferred securities issued by large financial institutions. These bonds reprice quarterly based upon LIBOR and were rated "A" and "A-" by Standard & Poors at March 31, 2003.

         Loans held for investment, net, increased from $521.9 million at December 31, 2002 to a record $538.7 million at March 31, 2003. The increase resulted from a combination of internal loan originations, including activity from the Los Angeles loan production office, and from purchases of individual income property loans from correspondent banks. In addition, during the first quarter of 2003, the Company purchased a $15.5 million pool of high credit quality, seasoned hybrid residential mortgages secured by first deeds of trust on California homes in order to better utilize the Company's capital, support the Bank's Qualified Thrift Lender ("QTL") ratio, and offset historically high loan payoff volumes stemming from the low interest rate environment. These loans were also purchased in conjunction with the Company's interest rate risk management program, as the Company sought to slightly increase its asset duration during a period of historically high prepayment speeds.

         Total net loans as a percentage of total assets were 86.2% at March 31,2003, up slightly from 85.9% at December 31, 2002. The Company has targeted increasing this ratio to 90.0% as part of its strategy of supporting its interest margin, fostering economic activity in its local communities, and effectively utilizing the Bank's capital.

         The loan portfolio product mix shifted during the first quarter of 2003 in conformity with the Company's strategic plan. Residential one to four unit loans declined from 33.1% of gross loans held for investment at December 31, 2002 to 30.3% at March 31, 2003. In contrast, multifamily loans rose from 20.8% to 23.9% and construction loans increased from 12.3% to 14.1%. This change in loan mix was facilitated by the business relationship officers the Company hired over the past eighteen months and by the Los Angeles loan production office, which concentrates on income property and construction lending.

Monterey Bay Bancorp, Inc.                                                Page 7
Press Release
April 24, 2003


         The cash surrender value of the Bank's investment in bank owned life insurance increased by $113 thousand during the first quarter of 2003, representing a 5.0% annualized rate of return which is not subject to normal Federal and State income taxes. The insurance was purchased to fund:

o non-qualified supplemental executive retirement benefits for the Chief Executive Officer and Chief Financial Officer that were implemented by the Company in early 2003

o the increasing expense of the tax qualified Employee Stock Ownership Plan, with associated costs rising due to the higher market price of the Company's common stock

In addition, the Bank owned life insurance policies provide significant key man insurance to the Company.

         Deposits increased from $458.3 million at December 31, 2002 to a record $477.7 million at March 31, 2003. This increase was primarily due to:

o the Bank's issuance of $10.8 million in brokered certificates of deposit to assist in funding expansion in the security and loan portfolios

o a $17.2 million rise in money market account balances during the first quarter of 2003

         The rise in money market deposit balances resulted from a focused sales calling program that included active participation by the Bank's management team, certain customers preferring to avoid committing to term certificates of deposit in the current historically low interest rate environment, and customers building liquid balances in preparation for the payment of real estate and income taxes in April.

         The Company continues to pursue increases in transaction account balances as a fundamental component of its strategic plan. Transaction accounts increased from 46.2% of total deposits at December 31, 2002 to 48.2% of total deposits at March 31, 2003 despite the issuance of the $10.8 million in brokered certificates of deposit. This shift in mix contributed to the Company's reducing its weighted average cost of deposits from 2.05% during the fourth quarter of 2002 to 1.82% during the first quarter of 2003. This 23 basis point reduction in deposit cost was attained despite the historically low level of interest rates and therefore the Company's limited ability to decrease interest rates on many deposit products that are currently priced between zero and one percent.

         During 2003, the Company hired a new Director of Retail Banking and several new branch managers with significant commercial banking experience. These new employees were recruited to increase the pace of deposit generation, facilitate the change in mix of the deposit portfolio, and more effectively sell and service a broader product line, including an expanded roster of products for local businesses.

         The Company's ratio of net loans to deposits was 112.86% at March 31, 2003, declining from 114.21% at December 31, 2003. The Company intends to continue actively managing this ratio by:

o pursuing the opening of a de novo branch in Pacific Grove, in the Company's primary market area

o directing a significant percentage of the advertising and promotion budget to deposit generation

o selling a greater percentage of total residential loan production into the secondary market

Monterey Bay Bancorp, Inc.                                                Page 8
Press Release
April 24, 2003


         Early in the second quarter of 2003, the Bank received regulatory approval from the Office of Thrift Supervision, its primary federal regulator, to open the planned branch in Pacific Grove, and was nearing the completion of lease negotiations for the site.

         Borrowings decreased from $93.8 million at December 31, 2002 to $88.4 million at March 31, 2003. The increase in deposits and the sale of the foreclosed property provided funding to repay certain short term borrowings. All of the Company's FHLB advances at March 31, 2003 were fixed rate, fixed term or overnight borrowings without call or put option features.

         Monterey Bay Bank continues to be in the highest regulatory capital classification of "Well Capitalized", with capital levels significantly in excess of regulatory requirements. All of the Bank's regulatory capital ratios increased from December 31, 2002 to March 31, 2003.

         Consolidated stockholders' equity increased from $56.1 million at December 31, 2002 to a record $58.2 million at March 31, 2003 due to a combination of net income, continued amortization of deferred stock compensation, additional paid-in capital generated from the Employee Stock Ownership Plan and the Performance Equity Plan, and the exercise of 6,659 vested stock options. These factors more than offset the impact of the depreciation in the aggregate fair value of securities classified as available for sale. The Company did not repurchase any of its common stock during the first quarter of 2003, and will not repurchase any of its common stock prior to the stockholder vote on the proposed merger.

         In reviewing the most recent quarter, C. Edward Holden, the Company's Chief Executive Officer and President, commented: "We are pleased to report the eighth consecutive quarter of increased earnings per share, and the achievement of record levels of loans, assets, deposits, and tangible book value per share. We intend to enter into the proposed merger with a strong positive momentum by maintaining our focus on building relationships, assisting customers in attaining their financial objectives, and providing responsive customer service. We look forward to having access to the product line and expanded service delivery options that will become available following the merger with Union Bank of California, including a vastly increased ATM network and enhanced electronic banking functionality."

         The Company's common stock is listed on the NASDAQ National Market under the symbol "MBBC". The Company and the Bank are headquartered in Watsonville, California. The Bank operates through its headquarters building in Watsonville that also functions as a limited service branch office, one stand-alone loan production office in Los Angeles, and eight full service branches located in the Greater Monterey Bay Area of Central California. The Bank operates 11 ATM's including two at remote (non-branch) sites. The Bank also offers customer access via bilingual telephone banking, Internet banking, remote deposit services, and worldwide ATM networks. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent allowed by law.

Monterey Bay Bancorp, Inc.                                                Page 9
Press Release
April 24, 2003


         Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "anticipate", "intend", "estimate", "target", "plans", "may increase", "may fluctuate", "may result in", "are projected", and similar expressions. The Company's actual results may differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the economic, business, and real estate market conditions in the Company's market areas, competition, regulatory and legislative actions, the possibility that the Company will not be successful in achieving its strategic objectives, the pending regulatory review of the proposed merger with Union Bank of California, the planned special meeting of stockholders to vote on the proposed merger with Union Bank of California, performance and contributions of employees and Directors, the Company's ability to retain high caliber bankers, expected loan payments, loan originations, and future collateral values, and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and the quarterly Form 10-Q's filed by the Company . The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

         This news release is available at the www.montereybaybank.com Internet site for no charge and is included as an Exhibit to a Form 8-K filed with the Securities and Exchange Commission that is available at the www.sec.gov Internet site.


                        For further information contact:
                        --------------------------------

C. Edward Holden                                Mark R. Andino
Chief Executive Officer             or          Chief Financial Officer
President                                       Treasurer
(831) 768 - 4840                                (831) 768 - 4806
ed.holden@montereybaybank.com                   mark.andino@montereybaybank.com


                             General communication:
                             ----------------------
                            INFO@MONTEREYBAYBANK.COM
                             www.montereybaybank.com
                             Phone: (831) 768 - 4800
                              Fax: (831) 722 - 6794

                         --- financial data follows ---

                           MONTEREY BAY BANCORP, INC.
                                 (NASDAQ: MBBC)
                        Consolidated Financial Highlights
                                    Unaudited
                             (Dollars In Thousands)



                                                                        March 31,         December 31,
Financial Condition Data                                                     2003                 2002
--------------------------------------------------------------          ---------         ------------
Cash and cash equivalents                                                $  9,828             $ 11,447
Investment securities available for sale                                    7,070                7,030
Mortgage backed securities available for sale                              40,278               37,466

Loans held for sale                                                           475                1,545

Loans receivable held for investment:
      Residential one to four unit real estate loans                      175,942              187,471
      Multifamily five or more units real estate loans                    138,613              118,004
      Commercial and industrial real estate loans                         132,197              140,027
      Construction loans                                                   81,684               69,526
      Land loans                                                           23,598               24,801
      Commercial business loans                                            18,919               18,008
      Other loans                                                           9,129                9,216
                                                                         --------             --------

   Sub-total gross loans held for investment                              580,082              567,053

   (Less) / Plus:
      Undisbursed construction loan funds                                 (32,959)             (36,683)
      Unamortized purchase premiums, net of purchase discounts              1,142                  848
      Deferred loan fees and costs, net                                    (1,113)              (1,127)
      Allowance for loan losses                                            (8,436)              (8,162)
                                                                         --------             --------

Loans receivable held for investment, net                                 538,716              521,929

Investment in capital stock of the Federal Home Loan Bank ("FHLB")          4,726                4,679
Accrued interest receivable                                                 3,095                2,867
Premises and equipment, net                                                 7,004                7,161
Core deposit intangibles, net                                                 663                  833
Bank owned life insurance                                                   9,149                9,036
Real estate acquired via foreclosure, net                                      --                  846
Other assets                                                                4,799                4,857
                                                                         --------             --------

Total assets                                                             $625,803             $609,696
                                                                         ========             ========


Non-interest bearing demand deposits                                     $ 27,116             $ 23,549
Interest bearing NOW checking accounts                                     41,551               43,629
Savings accounts                                                           18,539               18,474
Money market accounts                                                     143,249              126,061
Certificates of deposit                                                   247,290              246,621
                                                                         --------             --------

Total deposits                                                            477,745              458,334
FHLB advances and other borrowings                                         88,417               93,805
Other liabilities                                                           1,399                1,454
                                                                         --------             --------

Total liabilities                                                         567,561              553,593
                                                                         --------             --------

Stockholders' equity                                                       58,242               56,103
                                                                         --------             --------

Total liabilities and stockholders' equity                               $625,803             $609,696
                                                                         ========             ========

                           MONTEREY BAY BANCORP, INC.
                                 (NASDAQ: MBBC)
                  Consolidated Financial Highlights, Continued
                                    Unaudited
                 (Dollars In Thousands Except Per Share Amounts)



                                                                  Three Months Ended
                                                                       March 31,
                                                             -----------------------------
Operating Data                                                     2003               2002
----------------------------------------------------------         ----               ----

Interest income                                              $    8,980         $    8,755
Interest expense                                                  2,808              3,405
                                                             ----------         ----------

Net interest income before provision for loan losses              6,172              5,350
Provision for loan losses                                           325                325
                                                             ----------         ----------

Net interest income after provision for loan losses               5,847              5,025
                                                             ----------         ----------

Non-interest income:
     Customer service charges                                       394                351
     Gain on sale of loans held for sale                            123                 27
     Gain on sale of real estate acquired via foreclosure           114                 --
     Income from bank owned life insurance                          113                 --
     Commissions from sales of non-insured products                  28                 41
     Income from loan servicing                                      12                 14
     Gain on sale of mortgage backed securities                       1                 43
     Other income                                                    50                 36
                                                             ----------         ----------

Total non-interest income                                           835                512
                                                             ----------         ----------

Non-interest expense:
     Compensation and employee benefits                           2,217              1,905
     Occupancy and equipment                                        390                424
     Supplies, postage, telephone, & office expenses                171                168
     Amortization of intangible assets                              170                170
     Data and item processing                                       157                136
     Legal and accounting                                           126                119
     Advertising and promotion                                       37                 81
     Deposit insurance premiums                                      19                 51
     Other                                                          333                412
                                                             ----------         ----------

Total non-interest expense                                        3,620              3,466
                                                             ----------         ----------

Income before provision for income taxes                          3,062              2,071
Provision for income taxes                                        1,225                866
                                                             ----------         ----------

Net income                                                   $    1,837         $    1,205
                                                             ==========         ==========

Shares applicable to basic earnings per share                 3,380,948          3,348,387
Basic earnings per share                                     $     0.54         $     0.36
                                                             ==========         ==========

Shares applicable to diluted earnings per share               3,524,056          3,465,286
Diluted earnings per share                                   $     0.52         $     0.35
                                                             ==========         ==========

                                       11

                           MONTEREY BAY BANCORP, INC.
                                 (NASDAQ: MBBC)
                         Selected Ratios And Other Data
                                    Unaudited
                 (Dollars In Thousands Except Per Share Amounts)


                                                         Three Months Ended March 31,
                                                         ----------------------------
                                                          2003                 2002
                                                          ----                 ----
Profitability Ratios [1]
------------------------------------------
Return on average assets                                 1.20%                0.90%
Return on average equity                                12.73%                9.37%
Interest rate spread during the period                   4.10%                3.92%
Net interest income / average total assets               4.02%                3.98%
Net interest margin                                      4.27%                4.19%
Efficiency ratio                                        51.67%               59.13%


Other Information
------------------------------------------
Average total assets                                 $ 614,321            $ 537,373
Average interest earning assets                      $ 578,115            $ 510,421


                                                     March 31,         December 31,
                                                          2003                 2002
                                                          ----                 ----
Asset Quality Information
------------------------------------------
Non-accrual loans                                     $  2,578             $  2,643
Non-performing loans                                  $  2,920             $  2,643
Real estate acquired via foreclosure, net             $    --              $    846
Allowance for loan losses                             $  8,436             $  8,162

Non-performing loans /
     total assets                                        0.47%                0.43%
Allowance for loan losses /
     loans outstanding                                   1.54%                1.54%
Allowance for loan losses /
     non-accrual loans                                 327.23%              308.82%


Bank Regulatory Capital Ratios
------------------------------------------
Tangible capital ratio                                   8.71%                8.57%
Core capital ratio                                       8.71%                8.57%
Tier one risk based capital ratio                       11.75%               11.63%
Total risk based capital ratio                          13.00%               12.88%


Other Information
------------------------------------------
Full-service customer facilities                             8                    8
Limited service customer facilities                          1                    1
Stand alone loan production offices                          1                    1
Number of ATM's                                             11                   11
Loan to deposit ratio                                  112.86%              114.21%
Tangible book value per share                           $16.64               $16.00
Shares outstanding                                   3,460,974            3,454,315
Stock price at end of period                            $19.52               $19.95

------------------------------------------
[1] All applicable ratios reflect annualized figures.

                                       12